Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined financial statements of Orexigen Therapeutics, Inc. (“Orexigen” “OREX” or the “Company”) are presented to illustrate the estimated effects of the acquisition of the rights to the pharmaceutical product, Contrave, which closed on August 1, 2016 (the “acquisition” or the “transaction”) on the historical financial position and results of operations of the Company.

The unaudited pro forma condensed combined financial statements are based upon and derived from and should be read in conjunction with the historical audited financial statements for the year ended December 31, 2015 and historical unaudited financial statements for the six months ended June 30, 2016 of the Company, and the audited historical statements of assets acquired and liabilities assumed as of the March 31, 2016, historical audited statement of revenues and direct expenses for the year ended March 31, 2016 and historical unaudited statement of revenues and direct expenses for the six months ended June 30, 2016 of the Contrave product line.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 assumes that the acquisition was completed on June 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and six months ended June 30, 2016 assumes that the acquisition was completed on January 1, 2015.

The Company has determined that the acquisition of the rights to Contrave constitutes a business combination as defined by Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under ASC 805, the assets acquired and liabilities assumed are recorded at their acquisition date fair values as described in the accompanying notes to the statement of assets acquired and liabilities assumed of the Contrave product as of August 1, 2016 included elsewhere in this Form 8-K. Any excess of the purchase price over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Fair values of assets acquired and liabilities assumed are determined based on the requirements of ASC 820, Fair Value Measurements and Disclosures. The fair values of assets acquired and liabilities assumed are based on the preliminary estimates of fair values as of the acquisition date.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

As of the effective time of the acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best of those assets, but it is not assumed that any market synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable assets is determined primarily using the “income method,” which starts with a forecast of all expected future cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including net revenue, cost of product sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets representing intellectual property intangibles valued at $75.0 million and a tradename valued at $4.4 million. The intellectual property intangible assets represent developed technology of products approved for sales in the market, which we refer to as marketed products, and have a finite useful lives. The identifiable intangible assets and the tradename will be amortized on a straight line basis over a weighted average of 10 years. These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates, or if the above scope of intangible assets is modified. The final valuation is expected to be completed within 12 months from the completion of the acquisition.

The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with the Article 11 of Regulation S-X, and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the acquisition. In addition, the accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect operational efficiencies, expected cost savings or economies of scale which may be achievable or the impact of any non-recurring charges and one-time transaction related costs that result directly from the transaction. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have continuing impact on the combined results of operations.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the Company’s historical audited financial statements and accompanying notes as of and for the year ended December 31, 2015 included in the Company’s annual report on Form 10-K, filed with the Securities Exchange Commission (SEC) on February 26, 2016;

•	the Company’s historical unaudited financial statements and accompanying notes as of and for the six months ended June 30, 2016 included in the Company’s quarterly report on Form 10-Q, filed with the SEC on August 5, 2016;

•	the Statement of revenues and direct expenses of the Contrave product line and the accompanying notes for the year ended March 31, 2016 (audited) and for the six-month period June 30, 2016 (unaudited), included as Exhibit 99.1 to this Form 8-K;

•	the audited Statement of assets acquired and liabilities assumed of the Contrave product line and accompanying notes as of March 31, 2016, included as Exhibit 99.1 to this Form 8-K.

The Contrave product was not a separate legal entity of Takeda and was never operated as a stand-alone business, division or subsidiary. Takeda has never prepared full stand-alone or full carve-out financial statements for the Contrave product, and has never maintained the distinct and separate accounts necessary to prepare such financial statements. Accordingly, Takeda concluded that it was impractical to prepare the statement of financial position or the statement of assets acquired on the basis of the Takeda’s historical GAAP carrying value related to the Contrave product. Therefore, in accordance with the SEC rules, the Company has presented an audited statement of assets acquired prepared on the basis of the allocation of the purchase price as of the acquisition date in Form 8-K.

Description of Transaction and Select Financial Information

Description of the Transaction

In September 2010, the Company entered into a collaboration agreement with Takeda to develop and commercialize Contrave (formerly referred to as NB32) in the United States, Canada and Mexico. Effective in September 2013, the Company and Takeda entered into an amendment to the collaboration agreement pursuant to which Takeda assumed from the Company the responsibility to package Contrave for commercial sale in the United States, Canada and Mexico. Under the terms of the original collaboration agreement, the Company received from Takeda a nonrefundable upfront cash payment of $50.0 million and additional payments totaling $100.0 million that were achieved between the execution of the collaboration agreement and the first commercial sale of Contrave in the United States. The Company was eligible to receive additional payments of over $1.0 billion upon achieving certain anniversary, regulatory/development and sales-based milestones. The Company was also eligible to receive tiered royalty payments ranging from a minimum of 20% to a maximum of 35%, subject to customary reductions, on increasing levels of net sales in the United States.

In July 2015, the Company entered into an amended and restated collaboration agreement with Takeda (the “Restated Collaboration Agreement”) which amended and restated the original agreement that the parties entered into in September 2010. The Restated Collaboration Agreement was substantially the same as the prior agreement subject to the following key changes:

(a) The territory covered by the collaboration was revised to only include the United States, returning all rights for the countries of Mexico and Canada to the Company.

(b) The responsibilities for the costs of development activities for Contrave from and after August 1, 2015 were restructured.

(c) The Company became eligible to receive up to an additional $105 million of potential milestone payments upon achievement of a combination of factors related to superiority claims reflected in approved labeling for Contrave, a lack of generic competition and net sales.

The upfront payment of $50.0 million was determined not to have standalone value and was deferred and was being recognized over the estimated term of the agreement of 14.5 years. In addition to the upfront payment, the Company earned milestones of $30.0 million for the FDA approval of Contrave and for delivery of launch supplies to Takeda in 2014. This milestone payment was determined to meet the definition of a substantive milestone and was recognized at the time the milestone was earned. Also, in October 2014, the Company earned and was paid a $70.0 million milestone for the shipment of Contrave, by Takeda, to pharmacy wholesalers in preparation for the commercial launch. This milestone payment was determined to not meet the definition of a substantive milestone. As a result, the Company recognized $20.8 million in 2014 and deferred $49.2 million which was to be recognized over the remaining estimated life of the agreement.

In March 2016, the Company entered into a separation agreement with Takeda (the “Separation Agreement”), which terminated the Restated Collaboration Agreement between the Company and Takeda effective August 1, 2016, and the manufacturing services agreement between the Company and Takeda in September 2016. The Separation Agreement provides for the transfer of certain rights and assets to the Company and provided for the transition of activities under the collaboration agreement from Takeda to the Company during the transition period.

On August 1, 2016, the transition period under the Separation Agreement between the Company and Takeda terminated and the Company reacquired all commercial rights to Contrave in the United States. The Company made an initial payment of $60 million (the “Initial Payment”) to Takeda in March 2016 and will pay an additional $15 million to Takeda in January 2017 (the “January 2017 Payment”) provided that Takeda substantially performs its obligations under the Separation Agreement and related agreements, including certain specified activities. The source of funds for the Initial Payment and the January 2017 Payment was, and will be, from the Company’s cash on hand. The Company may also be obligated to pay Takeda milestone payments of $10 million, $20 million, $30 million and $50 million, based on the achievement of annual Contrave net sales milestones of $200 million, $300 million $400 million and $600 million, respectively, in any future year.

Select Financial Information

As of June 30, 2016, the Company accounted for the purchase consideration of $60.0 million as a prepaid noncurrent asset.

For the six months ended June 30, 2016, the Company recognized revenues under The Restated Collaboration Agreement of approximately $9.7 million, including approximately $5.1 million in royalties earned for the sale of Contrave by Takeda and approximately $4.6 million in continued recognition of the up front and non-substantive milestone payments. At June 30, 2016, deferred revenue under this agreement totaled $81.0 million.

For the year ended December 31, 2015, the Company recognized revenues under this agreement of approximately $24.3 million, including approximately $10.6 million in royalties earned for the sale of Contrave by Takeda and approximately $13.7 million in continued recognition of the up front and non-substantive milestone payments. At December 31, 2015, deferred revenue under this agreement totaled $85.6 million.

OREXIGEN THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2016

(in thousands)

	A	B			OREXIGEN
			Pro Forma		Pro Forma
	OREXIGEN	CONTRAVE	Adjustments		Combined

ASSETS
Current assets
Cash and cash equivalents	$78,173	—	—		78,173
Accounts receivable	2,922	—	1,667	D	4,589
Investment securities, available for sale	20,983	—	—		20,983
Restricted cash and investments	165,203	—	—		165,203
Inventory	11,458	6,219	13,971	E
			(6,219)	C	25,429
Prepaid expenses and other assets	3,965	—	—		3,965

Total current assets	282,704	6,219	9,419		298,342

Property and equipment, net	1,377	—	—		1,377
Prepaid purchase price - Contrave	60,000	—	(60,000)	D	—
Intangible assets	—	45,832	79,439	E
			(45,832)	C	79,439
Other long-term assets	1,210	—	—		1,210
Restricted cash	138	—	—		138

Total assets	345,429	52,051	(16,974)		380,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,105	—	—		4,105
Accrued clinical trial expenses	10,516	—	—		10,516
Accrued expenses	10,551	2,362	(2,362)	C
			18,800	D
			7,544	D
			823	D
			5,687	E
			2,223	E	45,628
Deferred revenue, current portion	9,600	—	(9,257)	F	343

Total current liabilities	34,772	2,362	23,458		60,592

Long-term convertible debt	90,142	—	—		90,142
Long-term convertible debt, at fair value	116,300	—	—		116,300
Warrant liability, at fair value	33,100	—	—		33,100
Deferred revenue, less current portion	77,737	—	(71,743)	F	5,994
Other long-term liabilities	37	—	—		37

Total liabilities	352,088	2,362	(48,285)		306,165

Commitments and contingencies
Series Z preferred stock, $.001 par value	3,343	—	—		3,343
Stockholders’ equity
Convertible Preferred stock, $.001 par value	—	—	—		—
Common Stock, $.001 par value	15	—	—		15
Additional paid-in-capital	659,129	—	—		659,129
Accumulated other comprehensive loss	(881)	—			(881)
Accumulated deficit	(668,265)	—	9,257	F
			71,743	F
					(587,265)
Total stockholders’ equity	(10,002)	—	81,000		70,998

Total liabilities and stockholders’ equity	$345,429	2,362	32,715		380,506

Notes to the Unaudited Condensed Combined Pro forma Balance Sheet

A	Derived from the unaudited balance sheet of Orexigen as of June 30, 2016
B	Derived from the unaudited balance sheet of Contrave as of June 30, 2016
C	Elimination of Contrave in purchase accounting
D	Record Purchase Consideration

Prepaid purchase price payment to Takeda in March 2016	$60,000
Fair value of contingent consideration due to Takeda	18,800
Payment due to Takeda for Contrave inventory	7,544
Estimated payment due to Takeda for charge-backs and rebates	823
Receivable from Takeda for estimated returns as of August 1, 2016	(1,667)

Total Purchase price	85,500

E	Record Fair Value of Assets Acquired and Liabilities Assumed

Developed technology intangible	$75,039
Tradename	4,400
Inventory	13,971
Assumption of accrued expenses (savings card program)	(5,687)
Assumption of accrued expenses (returns reserve)	(2,223)

Total Fair Value of Assets Acquired and Liabilities Assumed	85,500

F	Write-off of Existing Contrave Deferred Revenue

	Debit Deferred Revenue	Credit Accumulated Deficit

Write-off of existing deferred revenue related to Contrave (current portion)	$9,257	$(9,257)
Write-off of existing deferred revenue related to Contrave (long-term portion)	71,743	(71,743)

Total reversal of deferred revenue through income	81,000	(81,000)

OREXIGEN THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT

OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2016

(in thousands, except per share amounts)

	G	H			OREXIGEN Pro Forma Combined
	OREXIGEN	CONTRAVE	Pro Forma Adjustments

Revenues:
Collaborative agreement	$4,794	—	(4,629)	I	165
Royalties	5,095	—	(5,095)	J	—
Net product sales	2,935	25,967	—		28,902

Total revenues	12,824	25,967	(9,724)		29,067
Cost of product sales	1,784	17,195	(5,095)	J	—
			(5,378)	L	8,506
Research and development	26,050	4,405	—		30,455
Amortization expense and impairment of intangible assets	—	55,863	3,972	K
			(55,863)	K	3,972
Selling, general and administrative	41,542	62,297	—		103,839

	69,376	139,760	(62,364)		146,772

Operating Loss (income)	(56,552)	(113,793)	52,640		(117,705)

Other income (expenses):
Interest income	286	—	—		286
Interest expense	(3,890)	—	—		(3,890)
Change in fair value of financial instruments	11,600	—	—		11,600
Foreign currency gain (loss), net	978	—	—		978

Total other income (expense), net	8,974	—	—		8,974

Income before income taxes	(47,578)	(113,793)	52,640		(108,731)
Income tax expense	—	—	—		—

Net income (loss) to common stockholders	$(47,578)	(113,793)	52,640		(108,731)

Net loss per common share:
Basic	$(3.27)				(7.47)

Diluted	$(3.27)				(7.47)

Weighted average common shares outstanding:
Basic	14,561				14,561

Diluted	14,561				14,561

Notes to the Unaudited Condensed Combined Pro forma Statement of Operations

G	Derived from the unaudited statement operations of Orexigen for the six months ended June 30, 2016
H	Derived from the unaudited statement operations of Contrave for the three months ended June 30, 2016 and the audited statement operations of Contrave for the year ended March 31, 2016
I	Write-off of Existing Contrave Deferred Revenue

Debit Collaborative Agreement

Reversal of collaborative revenue amortization six months ended 6/30/16	$4,629

J	Elimination of Intercompany transactions

	Debit Royalty Revenue	Credit Cost of Product Sales
Eliminate Orexigen’ s royalty revenue related to Contrave	$5,095	$5,095

K	Record Intangible Asset Amortization and Reversal of Contrave Impairment

Debit Amortization Expense and Impairment of Intangible Assets
The developed technology intangible asset and tradename are recognized in the acquisition and is amortized over the remaining useful life of 10 years.	$3,972

Credit Amortization Expense and Impairment of Intangible Assets
Represents elimination of historical amortization and impairment expense on intangible assets	$55,863

L	Cost of Product Sales Adjustment

Credit Cost of Product Sales
Cost of goods sold for six months ended June 30, 2016 includes a write-off of $5,378 thousand related to Takeda’s agreement with Orexigen to reacquire the rights to Contrave in the U.S. and having quantities on hand that were in excess of sales to the U.S. market and amounts to be acquired by Orexigen.	$5,378

OREXIGEN THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT

OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share amounts)

	M	N			OREXIGEN
			Pro Forma		Pro Forma
	OREXIGEN	CONTRAVE	Adjustments		Combined

Revenues:
Collaborative agreement	$13,865	—	(13,700)	O	165
Royalties	10,594	—	(10,594)	P	—
Net product sales	—	52,581	—		52,581

Total revenues	24,459	52,581	(24,294)		52,746
Cost of product sales	—	28,903	(10,594)	P
			(5,378)	R	12,931
Research and development	40,750	9,923	—		50,673
Pre-existing settlement gain	—	—	(85,629)	O	(85,629)
Amortization expense and impairment of intangible assets	—	63,918	7,944	Q
			(63,918)	Q	7,944
Selling, general and administrative	43,762	172,764	—		216,526

	84,512	275,508	(157,575)		202,445

Operating Loss (income)	(60,053)	(222,927)	133,281		(149,699)

Other income (expenses):
Interest income	227	—	—		227
Interest expense	(7,446)	—	—		(7,446)
Foreign currency loss, net	(39)	—	—		(39)

Total other income (expense), net	(7,258)	—	—		(7,258)

Income before income taxes	(67,311)	(222,927)	133,281		(156,957)
Income tax expense	(1,376)	—	—		(1,376)

Net income (loss) to common stockholders	$(68,687)	(222,927)	133,281		(158,333)

Net loss per common share:
Basic	$(0.52)				(1.21)

Diluted	$(0.52)				(1.21)

Weighted average common shares outstanding:
Basic	131,129				131,129

Diluted	131,129				131,129

Notes to the Unaudited Condensed Combined Pro forma Statement of Operations

M	Derived from the audited statement operations of Orexigen for the year ended December 31, 2015
N	Derived from the audited statement operations of Contrave for the year ended March 31, 2016
O	Write-off of Existing Contrave Deferred Revenue

		Credit
	Debit	Pre-existing
	Collaborative	Settlement
	Agreement	Gain

Reversal of collaborative revenue amortization	$13,700	$(13,700)
Write-off of existing deferred revenue related to Contrave	—	(71,929)

Total reversal of deferred revenue through income	13,700	(85,629)

P	Elimination of Intercompany transactions

	Debit	Credit
	Royalty	Cost of
	Revenue	Product Sales
Eliminate Contrave Royalty revenue and expense	$10,594	$10,594

Q	Record Intangible Asset Amortization and Reversal of Contrave Impairment

Debit
Amortization Expense and
Impairment of Intangible Assets
The developed technology intangible asset and tradename are recognized in the acquisition and is amortized over the remaining useful life of 10 years.	$7,944

Credit
Amortization Expense and
Impairment of Intangible Assets
Represents elimination of historical amortization and impairment expense on intangible assets	$63,918

R	Cost of Product Sales Adjustment

Credit
Cost of
Product Sales
Cost of goods sold for year ended March 31, 2016 includes a write-off of $5,378 thousand related to Takeda’s agreement with Orexigen to reacquire the rights to Contrave in the U.S. and having quantities on hand that were in excess of sales to the U.S. market and amounts to be acquired by Orexigen.	$5,378